UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 3, 2006

LML PAYMENT SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Yukon Territory
(State or other jurisdiction of incorporation)

0-13959
(Commission File Number)

98-0209289
(IRS Employer Identification No.)

1680-1140 West Pender Street, Vancouver, BC V6E 4G1
(Address of principal executive offices and Zip Code)

(604) 689-4440
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

LML Payment Systems Inc. (the “Registrant”), LML Patent Corp., an indirect wholly-owned subsidiary of the Registrant, and LML Payment Systems Corp., an indirect wholly-owned subsidiary of the Registrant (collectively, “LML”) have entered into a Settlement and License Agreement (the “Agreement”) with TeleCheck Services, Inc. and TeleCheck International, Inc. (collectively, “TeleCheck”) and First Data Corp. (“First Data”). The Agreement was effective April 3, 2006 (the “Effective Date”).

Pursuant to the Agreement, LML settled all litigation between First Data and TeleCheck, on the one hand, and LML, on the other hand, including both the litigation in the U.S. District Court for the District of Delaware and the litigation in the U.S. District Court for the Eastern District of Texas, and entered into a patent cross-license agreement with First Data and TeleCheck. The Agreement provides First Data and TeleCheck with a non-exclusive, fully-paid license to LML's patents for electronic check conversion, including LML's U.S. Patent Nos. 6,354,491; 6,283,366; 6,164,528; and 5,484,988 (collectively, the “LML Licensed Patents”). The Agreement also provides LML with a non-exclusive, fully-paid license to TeleCheck's U.S. Patent Nos. 5,679,938 and 5,679,940 for interactive check authorizations and risk assessment (collectively, the “TeleCheck Licensed Patents”). The license term for the cross-licenses of the LML Licensed Patents and the TeleCheck Licensed Patents expires on the date of expiration of the last to expire of the LML Licensed Patents and the TeleCheck Licensed Patents.

The Agreement also included mutual releases among the parties pursuant to which LML released First Data and TeleCheck from all causes of action in law or at equity related to the LML Licensed Patents that may have arisen prior to the Effective Date, and First Data and TeleCheck released LML from all causes of action in law or at equity related to the TeleCheck Licensed Patents that may have arisen prior to the Effective Date.

As part of the consideration for the settlement of the litigation and the release and licenses granted by LML to First Data and TeleCheck, First Data or TeleCheck has agreed under the Agreement to pay LML a release fee and other payment in the amount of $15,000,000 U.S. within 14 calendar days of the Effective Date.

Under the Agreement, LML also granted to First Data and TeleCheck a non-exclusive, fully-paid license to use any other U.S. patents owned by LML as of the Effective Date as well as any patents obtained or acquired by LML after the Effective Date and before January 16, 2013, with the license term for such license expiring on January 16, 2013. In addition, First Data and TeleCheck also granted to LML a non-exclusive, fully-paid license to any other U.S. patents owned by First Data and TeleCheck as of the Effective Date as well as any patents obtained or acquired by First Data or TeleCheck after the Effective Date and before January 16, 2013, with the license term for such license expiring on January 16, 2013 (for products and services currently being commercially offered by LML).

The foregoing description is subject to and qualified in its entirety by the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Special Fee Arrangement for the Enforcement of LML’s Patent Portfolio

As part of LML’s strategy to enforce its patent portfolio (which includes licensing negotiations and, if required, litigation), and to take advantage of the significant resources and intellectual property expertise of Kirkland & Ellis LLP (one of the U.S.’s premier law firms), LML Patent Corp. entered into a Special Fee Arrangement with Kirkland & Ellis LLP.

Pursuant to the Special Fee Arrangement, upon the execution of a license agreement between LML and a licensee, Kirkland & Ellis is entitled to receive a specified percentage of any up-front fee and a specified percentage of any royalties payable under the license agreement. The amount to be received by Kirkland is a sliding scale that ranges from a low of 10% of any up-front fee and 10% of the greater of any actual royalties or any annual minimum royalties (continuing for the life of the agreement or license) in the event of the execution of a license agreement with a licensee prior to the initiation of litigation against that licensee, to a high of 35% of any up-front fee and 35% of the greater of any actual royalties or any annual minimum royalties (continuing for the life of the agreement or license) in the event of a license agreement or settlement agreement that is entered into after the date that is 60 days prior to the commencement of trial, or after verdict, judgment or appeal in LML’s favor (or in the case where LML receives a payment in satisfaction of a judgment against a potential licensee).

In addition, the specified percentages of up-front fees and royalties that Kirkland is entitled to receive under the Special Fee Arrangement were modified with respect to LML’s retention of Kirkland to defend LML against Telecheck in the Texas litigation. Pursuant to the Amended Special Fee Arrangement, the highest percentage that Kirkland could receive was increased to 45% (in the case of any license agreement or settlement agreement between LML and Telecheck and/or Telecheck International, Inc. or a payment in satisfaction of a judgment against Telecheck and/or Telecheck International, Inc.). Pursuant to the Special Fee Arrangement, as modified, LML expects to pay approximately $6,750,000 U.S. in legal fees to Kirkland & Ellis LLP that are directly attributable to the First Data and Telecheck Settlement and License Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Settlement and License Agreement entered into effective as of April 3, 2006 by and among LML Patent Corp., LML Payment Systems Inc., LML Payment Systems Corp., TeleCheck Services, Inc., TeleCheck International, Inc., and First Data Corp. (filed herewith).

99.1	News Release issued by the Registrant on April 3, 2006 (previously filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LML PAYMENT SYSTEMS INC.

/s/ Carolyn Gaines
By: Carolyn Gaines
Corporate Secretary
Date: April 6, 2006